EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ADVANSTAR REPORTS FOURTH QUARTER AND FULL YEAR 2006 RESULTS

New York, NY — April 2, 2007 - Advanstar Communications Inc. (“Advanstar”), a leading worldwide media company providing integrated marketing solutions for the Fashion & Licensing, Life Sciences, and Powersports industries, today reported operating results for the fourth quarter and full year ended December 31, 2006.

2006 Overview

Joe Loggia, President and CEO of Advanstar said, “We are pleased with our results for 2006 as we continued our momentum and completed another good year.  Building on the strong growth platform we’ve established over the past two years, we achieved double digit increases in both the top line and our adjusted EBITDA.  We continue to make progress in our strategic objectives, the integration of our acquisitions and the achievement of additional operational efficiencies.”

The following table summarizes Advanstar’s performance for the fourth quarter and full year ended December 31, 2006 and 2005:

(in thousands of dollars)	Year Ended			Quarter Ended
	December 31,			December 31,
	2006	2005	% Change	2006	2005	% Change
		(As adjusted- see note at end of press release)

Revenue	$323,722	$288,913	12%	$61,857	$56,660	9%
Operating (loss) income (1)	20,340	36,772	-45%	(25,277)	(3,669)	-589%
Net (loss) income (1) (2)	(41,693)	3,957	-1154%	(41,039)	(18,285)	-124%
Operating cash flow	36,294	8,235	341%	11,562	12,239	-6%
Adjusted EBITDA (3)	94,026	80,038	17%	8,412	7,157	18%

(1)             Includes charges of $28.8 million in the fourth quarter of 2006, $1.5 million in the fourth quarter of 2005 and $41.4 million and $5.5 million for the full year 2006 and 2005 relating to contingent earn-out payments for purchase transactions, property obligations, contract termination costs, restructuring charges, stock option expense, and impairment on assets held for sale.

(2)             Net income for the year ended December 31, 2005 has been restated to retroactively reflect the legal merger of Advanstar.com, Inc. (“Advanstar.com”) with Advanstar Communications Inc. (“Communications”), in December 2006. See the note at the end of this press release for a further explanation.

(3)             A reconciliation of the differences between this non-GAAP financial measure and the most directly comparable GAAP measure can be found at the end of this press release.

Full Year 2006 Results

Revenue in 2006 increased 12% to $323.7 million from $288.9 million in 2005.  The increase is due largely to 23% growth in the Fashion & Licensing segment as we continue to expand our MAGIC Marketplace, 13% growth in the Powersports segment and 6% growth in the Life Sciences segment which was primarily generated from our healthcare projects and dental publications.  Contribution margin for the year grew 15% in the Fashion & Licensing segment, 17% in the Powersports segment and 10% in the Life Sciences segment compared to 2005.

Adjusted EBITDA for the year increased 17% to $94.0 million from $80.0 million in 2005.  This increase is due primarily to revenue growth as well as improved operating efficiencies.  Adjusted EBITDA is a non-GAAP measure defined at the end of this release.

Operating income for the year declined to $20.3 million from $36.8 million in 2005 and included the following charges which totaled $41.4 million:  1) $28.0 million for the settlement of a future contingent earn-out for the Project tradeshow acquisition; 2) $2.0 million pursuant to an agreement to settle all future contingent earn-out payments under the POOL tradeshow asset purchase agreement; 3) $4.9 million resulting from an accrual for property obligations and the restructuring of our leased office space; 4) $1.9 million for vendor contract termination costs; 5) $3.6 million in stock option expense; and 6) $1.0 million resulting from an impairment charge related to our land and building held for sale.  Operating income for 2005 includes $5.5 million of restructuring charges related to a corporate restructuring following the sale of assets to Questex, and an accrual for the contingent earn-out pursuant to the IVT purchase agreement.

Cash provided by operations was $36.3 million in 2006 compared to $8.2 million in 2005.  The improvement in cash flow provided by operations is primarily due to a reduction in cash interest expense of $7.0 million, an increase in customer pre-payments for 2007 events, an increase in accounts payable and accrued liabilities and cash payments related to the repayment of a portion of our outstanding debt in June 2005.

Net loss for 2006 was $41.7 million compared to net income of $4.0 million in 2005.  Net loss in 2006 includes the aforementioned charges totaling $41.4 million.  Net income in 2005 included $38.5 million of income from discontinued operations resulting primarily from the sale of assets to Questex, and a $12.6 million loss on extinguishment of debt.

Fourth Quarter Results

Revenue in the fourth quarter of 2006 increased 9% to $61.9 million from $56.7 million for the same quarter in 2005.  The increase is primarily due to 10% growth both in the Powersports and Life Sciences segments.  There were no material event timing differences between the fourth quarters of 2006 and 2005.  Contribution margin grew 22% in the Fashion & Licensing segment and 9% in the Life Sciences segment compared to the fourth quarter of 2005.  The Powersports segment contribution margin declined 15% due to insurance proceeds received in 2005.

Adjusted EBITDA increased 18% to $8.4 million from $7.2 million in the fourth quarter of 2005.  The increase primarily resulted from the aforementioned higher contribution margins in the Fashion & Licensing and Life Sciences segments, partially offset by a decline in the Powersports segment contribution margin.

Operating loss in the fourth quarter increased to $25.3 million from $3.7 million in the same period of 2005 and included the following charges which totaled $28.8 million:  1) $22.3 million related to the contingent earn-out settlement for the Project tradeshow acquisition; 2) $1.9 million for vendor contract termination costs; 3) $3.6 million in stock option expense; and 4) $1.0 million resulting from an impairment charge on our land and building held for sale.  Fourth quarter 2005 operating income included a charge of $1.5 million related to a workforce reduction and a determination to cease use of certain leased office space and an accrual for the contingent earn-out pursuant to the IVT purchase agreement.

Cash provided by operations was $11.6 million in the fourth quarter of 2006 compared to $12.2 million in the fourth quarter of 2005.

Net loss was $41.0 million in the fourth quarter of 2006 compared to $18.3 million in the fourth quarter of 2005.  Net loss in the fourth quarter of 2006 included the aforementioned charges totaling $28.8 million while net income in the fourth quarter of 2005 included the aforementioned $1.5 million in charges.

Full Year Segment Operating Summary

The following table summarizes the full year segment operating results for 2006 and 2005.

(in thousands of dollars)	Revenue			Contribution Margin (1)
	Year Ended			Year Ended
	December 31,			December 31,
	2006	2005	% Change	2006	2005	% Change

Life Sciences	$155,688	$146,884	6%	$50,665	$46,138	10%
Fashion & Licensing	110,627	89,999	23%	59,879	52,140	15%
Powersports	44,670	39,489	13%	13,668	11,678	17%
Other	12,737	12,541	2%	1,103	5,904	-81%

(1)             Contribution margin is defined as revenue less cost of production; selling, editorial and circulation costs including stock option expense; and certain allocated general and administrative costs.

Life Sciences:

Revenue and contribution margin from Life Sciences increased 6% and 10%, respectively, due primarily to strong performances in our healthcare projects and dental publications as well as improved publishing yields and operating efficiencies.

Fashion & Licensing:

Revenue and contribution margin from Fashion & Licensing for 2006 increased 23% and 15%, respectively. The growth was driven primarily by our expansion of Las Vegas MAGIC Marketplace events as well as our New York Project and Licensing International events.  The Project events were acquired in August 2005.

Powersports:

Revenue and contribution margin from Powersports increased 13% and 17%, respectively, primarily driven by strong growth across most of our expositions and publications as well as a reduction in losses incurred in our recently launched off-road publications.

Other:

Revenue from Other increased 2% in 2006 while contribution margin declined 81%. The decline in contribution margin is primarily due to a fourth quarter 2006 charge of $1.9 million for vendor contract termination costs, the renegotiation of certain tradeshow vendor arrangements and investments in the development of our e-media product offerings.

General and Administrative:

General and administrative costs increased 84 % to $75.1 million from $40.9 million in 2005 primarily due to previously mentioned 2006 charges totaling $36.7 million, partially offset by a decrease in strategic consulting and employee medical expense.

Fourth Quarter Segment Operating Summary

The following table summarizes the quarterly segment operating results:

(in thousands of dollars)	Revenue			Contribution Margin (1)
	Quarter Ended			Quarter Ended
	December 31,			December 31,
	2006	2005	% Change	2006	2005	% Change

Life Sciences	$43,114	$39,248	10%	$14,110	$12,975	9%
Fashion & Licensing	575	289	99%	(2,393)	(3,075)	22%
Powersports	13,050	11,834	10%	3,583	4,210	-15%
Other	5,118	5,289	-3%	(1,236)	1,738	-171%

(1)             Contribution margin is defined as revenue less cost of production; selling, editorial and circulation costs including stock option expense; and certain allocated general and administrative costs.

Life Sciences:

Revenue and contribution margin from Life Sciences increased 10% and 9%, respectively, primarily due to strong performances in our healthcare projects and dental publications.

Fashion & Licensing:

For the fourth quarter of 2006 revenue from Fashion & Licensing increased by $0.3 million and contribution loss from Fashion & Licensing improved by $0.7million.

Powersports:

Revenue from Powersports increased 10% due to a successful International Motorcycle Show series.  Contribution margin declined 15% primarily due to $0.3 million of business interruption insurance proceeds received in the fourth quarter of 2005 and $0.4 million in stock option expense.

Other:

Revenue from Other decreased 3% to $5.1 million.  Contribution loss in the fourth quarter of 2006 was $1.2 million primarily due to a 2006 charge of $1.9 million for vendor contract termination costs and the development of our e-media product offerings.

General and Administrative:

General and administrative costs increased to $35.9 million in the fourth quarter of 2006 from $9.5 million in the fourth quarter of 2005.  This increase is primarily due to the aforementioned fourth quarter 2006 charges totaling $26.5 million for the settlement of the contingent earn-out related to the Project tradeshow acquisition, stock option expense and the impairment charge for assets held for sale.

Discontinued Operations

Advanstar completed a significant strategic realignment and refocusing of its portfolio through the sale of its non-core assets in a series of transactions in 2005.  In May 2005, Advanstar sold its tradeshows, publications and direct marketing products in the information technology, travel, beauty, home entertainment and portfolio sectors to Questex Media Group.  Also during 2005, Advanstar closed the remaining East Coast fashion events and sold its Arenacross Championship Series events.

Income from discontinued operations for 2005 includes the results of the operations of assets sold or discontinued during 2005 and the gain on the sale of assets.  The results included in discontinued operations are not included in reported revenue, contribution margin or Adjusted EBITDA.

Conference Call Information

Advanstar will hold a conference call to review 2006 results today at 1:00 p.m. Eastern.  The call can be accessed by dialing 1-800-399-1392 with access code number 2900863.  A copy of this release will also be available at our website, www.advanstar.com.

About Advanstar

Advanstar Communications Inc. (www.advanstar.com) is a leading worldwide media company providing integrated marketing solutions for the Fashion & Licensing, Life Sciences and Powersports industries.  Advanstar serves business professionals and consumers in these industries with its portfolio of 91 events, 66 publications and directories, 150 electronic publications and Web sites, as well as educational and direct marketing products and services. Market leading brands and a commitment to delivering innovative, quality products and services enables Advanstar to “Connect Our Customers With Theirs.” Advanstar has roughly 1,000 employees and currently operates from multiple offices in North America and Europe.

Business Risks

The statements contained in this press release and our other oral and written statements that are not historical in nature are forward-looking statements that involve risks and uncertainties. Management of Advanstar believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Advanstar’s business.  However, there can be no assurance that they in fact will be realized. Numerous factors may affect Advanstar’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of Advanstar including such factors listed from time to time in Advanstar’s reports filed with the Securities and Exchange Commission including the factors described in Advanstar’s Form 10-K (333-57201) filed March 30, 2006 under the heading “Risk Factors.” Advanstar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In this press release Advanstar discloses various non-GAAP financial measures as defined by SEC Regulation G, including EBITDA and Adjusted EBITDA.  A reconciliation of the differences between the GAAP financial measures and the non-GAAP financial measures can be found at the end of this press release.

(Tables Follow)

Advanstar Communications Inc.

Statements of Operations

(Unaudited)

	Year Ended		Quarter Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(in thousands)
		(As adjusted-see note at end of press release)

Revenue	$323,722	$288,913	$61,857	$56,660

Operating expenses:
Cost of production	69,080	56,326	13,837	12,403
Selling, editorial and circulation	124,571	112,373	32,524	27,315
General and administrative expenses	75,141	40,916	35,908	9,545
Restructuring charge	2,325	4,771	—	1,715
Depreciation and amortization	32,265	37,755	4,865	9,351
Total operating expenses	303,382	252,141	87,134	60,329

Operating (loss) income	20,340	36,772	(25,277)	(3,669)
Other income (expense):
Interest expense	(54,751)	(63,058)	(13,569)	(13,866)
Interest income	1,810	1,476	322	348
Loss on extinguishment of debt	(599)	(12,581)	—	—
Other (expense) income, net	(240)	80	(18)	155

Loss from continuing operations before income tax expense	(33,440)	(37,311)	(38,542)	(17,032)
Provision (benefit) for income taxes	8,334	(2,732)	2,465	(6,741)

Loss from continuing operations	(41,774)	(34,579)	(41,007)	(10,291)

(Loss) income from operations of discontinued businesses	81	38,536	(32)	(7,994)
Net (loss) income	$(41,693)	$3,957	$(41,039)	$(18,285)

The following table reconciles EBITDA and Adjusted EBITDA to cash flows provided by operating activities for each period presented:

	Year Ended		Quarter Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(in thousands)
		(As adjusted-see note at end of press release )

Adjusted EBITDA	$94,026	$80,038	$8,412	$7,157
Project contract settlement	(28,000)	—	(22,327)	—
POOL contract settlement	(2,000)	—	—	—
IVT contingent purchase price	—	(740)	—	240
Property obligations	(2,599)	—	—	—
Contract termination costs	(1,900)	—	(1,900)	—
Impairment of assets held for sale	(950)	—	(950)	—
Compensation expense intrinsic value - stock options	(3,647)	—	(3,647)	—
Restructure charge	(2,325)	(4,771)	—	(1,715)
EBITDA	52,605	74,527	(20,412)	5,682
Depreciation and amortization	(32,265)	(37,755)	(4,865)	(9,351)
Operating (loss) income	20,340	36,772	(25,277)	(3,669)

Interest expense, net	(52,941)	(61,582)	(13,247)	(13,518)
Write-off of deferred financing costs	(599)	(12,581)	—	—
Other (expense) income, net	(240)	80	(18)	155
(Provision) benefit for income taxes	(8,334)	2,732	(2,465)	6,741
(Loss) income from operations of discontinued businesses	81	38,536	(32)	(7,994)
Net (loss) income	(41,693)	3,957	(41,039)	(18,285)
Loss (gain) on sale of business and other	245	(52,710)	245	249
Impairment loss on intangible and fixed assets	950	2,272	950	—
Write-off of deferred financing costs	599	3,517	—	—
Depreciation and amortization	32,265	40,718	4,865	9,362
Deferred income taxes	7,744	13,250	1,937	(516)
Other non-cash items	3,093	4,723	761	1,213
Changes in operating assets and liabilities	33,091	(7,492)	43,843	20,216
Net cash provided by operating activities	$36,294	$8,235	$11,562	$12,239

NOTE ON THE IMPACT OF THE MERGER OF ADVANSTAR.COM WITH ADVANSTAR COMMUNICATIONS.

Net income for the year ended December 31, 2005 has been restated to reflect the accounting effect of the legal merger of Advanstar.com, Inc. (“Advanstar.com”) with Advanstar Communications Inc. (“Communications”), in December 2006.  Prior to the merger, Advanstar.com was an affiliate of Communications, wholly owned by Communications’ parent. As a result of the legal merger, the operations of Advanstar.com were consolidated into Communications’ and all prior periods have been restated to reflect the merger. On January 1, 2005, Communications originally began consolidating the operations of Advanstar.com with its operations upon the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”).  As a result of the adoption of FIN 46R, Communications recorded a $4.6 million gain, which was recorded as a cumulative effect of accounting change in the first quarter of 2005. This gain was subsequently eliminated upon the legal merger with Communications in December 2006.

Use of Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use non-GAAP measures, such as EBITDA and Adjusted EBITDA which are derived from results based on GAAP.  The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for results prepared in accordance with GAAP.

We define “EBITDA” as operating income or loss plus amortization, depreciation.  We define “Adjusted EBITDA” as operating income or loss plus amortization, depreciation, compensation expense related to acquisition earn-out payments, restructuring and other special charges.  EBITDA and Adjusted EBITDA are key liquidity measure but should not be construed as an alternative to cash flows from operating activities or operating income (as determined in accordance with GAAP) or as a measure of our profitability or performance. We provide information about EBITDA and Adjusted EBITDA because we believe they are a useful way for us and our investors to measure our ability to satisfy cash needs, including interest payments on our debt, taxes and capital expenditures.  GAAP requires us to provide information about cash flow generated from operations.  However, GAAP cash flow from operations is reduced by the amount of interest and tax payments and also takes into account changes in net current liabilities (e.g., changes in working capital) that do not impact net income.  Because changes in working capital can reverse in subsequent periods, and because we want to provide information about cash available to satisfy interest and income tax expense (by showing our cash flows before deducting interest and income tax expense), we are also presenting EBITDA and Adjusted EBITDA information.  Our definition of EBITDA and Adjusted EBITDA does not take into account our working capital requirements, debt service requirements or other commitments.  Accordingly, EBITDA and Adjusted EBITDA are not necessarily indicative of amounts of cash that may be available to us for discretionary purposes.  Our method of computing EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, our existing Credit Facility and indenture agreements use EBITDA in the calculation of key financial ratios, which impact the amount of indebtedness we are permitted to incur.  The definition of EBITDA in our existing Credit Facility and indenture agreements is based, in part, on our EBITDA and includes other adjustments described in our credit agreement.

For more information, please contact:

Ted Alpert

Chief Financial Officer

Advanstar Communications

818.227.4082

or

Leigh Parrish

Financial Dynamics for Advanstar Communications

212.850.5651